Exhibit 5

                                                              December 16, 1998

Eat at Joe's, Ltd.
670 White Plains Road
Scarsdale, New York
10583

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Eat at Joe's, Ltd. ("Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to and aggregate of 25,000 shares of the Common Stock of the Company, par value $.0001 per share (the "Shares") to be issued to Beckman, Millman & Sanders LLP.

     As special counsel for the Company, we have examined such corporate records, documents and such question of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement, when issued will be duly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                 Cordially,

                                                 Beckman, Millman & Sanders, LLP

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